SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2006

AVAYA INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 Mount Airy Road
Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2006, the Board of Directors of Avaya Inc. (the “Company”) amended the Avaya Involuntary Separation Plan for Senior Officers (the “Plan”).  The Plan is designed to provide a specific payment and certain benefit enhancements to eligible senior officers of the Company and its affiliated companies and subsidiaries in the event that their employment is involuntarily terminated under certain conditions. The amendments (i) allow the Chief Executive Officer of the Company to participate in the Plan and (ii) modify the post-employment payment to be made to include 150% of the affected senior officer’s final annual base salary plus target award under the Company’s Short Term Incentive Plan (previously, only final annual base salary was included in the calculation). A copy of the Plan as amended is included as Exhibit 10.1.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Director to Committee

On July 24, 2006, the Company filed a Form 8-K under Item 5.02 pursuant to which it announced that on July 23, 2006, the Board of Directors of the Company had elected Frank J. Fanzilli to its Board of Directors with an effective date of August 3, 2006.  At that time, Mr. Fanzilli had not been appointed to any committees of the Board of Directors.  On August 3, 2006, the Board of Directors of the Company appointed Frank J. Fanzilli to the Audit Committee of the Board of Directors, with an effective date of September 1, 2006.

On August 3, 2006, the Board of Directors also considered the independence of Mr. Fanzilli under the New York Stock Exchange listing standards and the Company’s independence guidelines and concluded that Mr. Fanzilli is an independent director under the applicable standards.

Election of Director

On August 3, 2006, the Board of Directors of the Company elected Dr. Daniel C. Stanzione to its Board of Directors effective immediately.  In connection with Mr. Stanzione’s election, the Board of Directors increased its size to 12.

The Board of Directors has not yet appointed Mr. Stanzione to any committee.  The Board of Directors will consider the independence of Mr. Stanzione under the New York Stock Exchange listing standards and the Company’s independence guidelines at the next meeting of its Governance Committee.

A copy of the press release is attached as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits.

10.1                           Avaya Involuntary Separation Plan for Senior Officers amended as of August 3, 2006

99.1         Press release of Avaya Inc. dated August 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: August 8, 2006	By:	/s/ Pamela F. Craven
Name: Pamela F. Craven
Title: Senior Vice President, General
Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
10.1	Avaya Involuntary Separation Plan for Senior Officers amended as of August 3, 2006

99.1	Press Release of Avaya Inc. dated August 7, 2006.